Exhibit 99.1

Contact: Merilee Raines, Vice President, Finance, (207) 856-0446

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 21, 2003 — IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that net income increased 29% to $16.7 million for the quarter ended June 30, 2003, from $13.0 million for the same period in the prior year. Earnings per diluted share for the quarter were $0.47, a 27% increase over earnings per diluted share of $0.37 for the quarter ended June 30, 2002. Revenue for the second quarter of 2003 increased 15% to $121.8 million from $105.7 million for the second quarter of 2002.

      Companion Animal Group (CAG) revenue for the second quarter of 2003 increased 17% to $98.8 million from $84.6 million for the second quarter of 2002. This increase resulted primarily from increased sales of instruments and consumables, including the sale of 266 units of the Company’s LaserCyte hematology system, which was introduced in the fourth quarter of 2002, and increased sales of rapid assays and laboratory services. CAG revenue grew approximately 4% due to the favorable impact of foreign currency exchange.

      Food and Environmental Group (FEG) revenue for the second quarter of 2003 increased 9% to $23.1 million from $21.1 million for the second quarter of 2002 primarily due to increased sales of water testing and production animal diagnostic products. Excluding the favorable effect of foreign currency exchange, FEG sales would have been approximately flat relative to 2002 sales.

Year-to-date results

Net income increased 43% to $28.8 million for the six months ended June 30, 2003, from $20.1 million for the same period in 2002. Year-to-date earnings per share for 2003 were $0.81 per diluted share, a 42% increase over earnings per diluted share of $0.57 for the same period in the prior year. During the six months ended June 30, 2002, the Company incurred an after tax charge of $2.2 million, or $0.06 per diluted share, related to the retirement of its former CEO. Excluding the effect of the 2002 charge, income and earnings per share would have increased 29% and 27%, respectively, in 2003. Year-to-date revenue increased 14% to $231.1 million from $202.2 million for the same period in 2002.

Companion Animal Group revenue for the six months ended June 30, 2003 increased 16% to $187.0 million from $161.0 million for the same period in 2002. This increase resulted primarily from increased

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 2 of 7

sales of instruments and consumables, rapid assays and laboratory services. CAG revenue grew approximately 4% due to the favorable impact of foreign currency exchange.

      Food and Environmental Group revenue for the six months ended June 30, 2003 increased 7% to $44.1 million from $41.2 million for the same period in 2002. Sales growth was driven by good performance, particularly in Europe, in the water testing and production animal diagnostic businesses, partly offset by a decline in the dairy testing business. FEG revenue grew approximately 6% due to the favorable impact of foreign currency exchange.

“This was an excellent quarter for IDEXX across the company,” said Jonathan Ayers, President and CEO. “We saw double-digit sales growth and good margin improvement, which resulted from favorable product mix, increased volumes, continued improvement in operating efficiency, and year-over-year strengthening of foreign currencies. Revenue growth was driven substantially by growth in the businesses within our Companion Animal Group, as well as favorable currency translation.”

“We are very pleased with the ramp in sales of our LaserCyte hematology instrument. During the quarter we sold 266 units and saw continued strong demand for this revolutionary veterinary instrument platform. Just as important and as expected, we have made significant progress in all aspects of the LaserCyte program, including manufacturing, field sales and support and software. We are on track for 1,300 to 1,400 revenue units for the full year 2003.”

“Overall for IDEXX, we are expecting the strong second quarter operating performance to flow through to the full year, and we have updated our 2003 guidance to reflect the second quarter performance.”

Outlook for 2003

The Company offers the following guidance for the full year of 2003:
•	Revenue is expected to be approximately $470 million.
•	Operating margin is expected to be approximately 18% of revenue.

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 3 of 7

•	Diluted earnings per share are expected to be approximately $1.62.

The Company offers the following guidance for the third quarter of 2003:
•	Revenue is expected to be $118 million to $120 million.
•	Operating margin is expected to be 17% to 18% of revenue.
•	Diluted earnings per share are expected to be $0.39 to $0.41.

IDEXX Laboratories, Inc. is a worldwide leader in the development and commercialization of innovative, technology-based products and services for animal health. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories is also focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs over 2,400 people and offers products to customers in more than 100 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance of products, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Oper ations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 4 of 7

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2002	2003	2002	2003

Revenue:	Revenue	$ 105,690	$ 121,846	$ 202,241	$ 231,093
Expenses and
Income:	Cost of revenue	55,795	62,175	109,285	119,960

	Gross profit	49,895	59,671	92,956	111,133
	Sales and marketing	14,392	17,198	28,090	33,521
	General and administrative	9,078	9,835	20,943	20,190
	Research and development	7,726	8,304	14,908	15,641

	Income from operations	18,699	24,334	29,015	41,781
	Interest income, net	943	764	1,513	1,454

	Income before provision for income taxes	19,642	25,098	30,528	43,235
	Provision for income taxes	6,678	8,408	10,379	14,483

Net Income:	Net income	$ 12,964	$ 16,690	$ 20,149	$ 28,752

	Earnings per share: Basic	$ 0.38	$ 0.49	$ 0.60	$ 0.85

	Earnings per share: Diluted	$ 0.37	$ 0.47	$ 0.57	$ 0.81

	Shares outstanding: Basic	33,821	34,100	33,851	33,956

	Shares outstanding: Diluted	35,193	35,531	35,164	35,526

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2002	2003	2002	2003

Key Operating
Ratios (as a
percentage of
revenue):	Gross profit	47.2%	49.0%	46.0%	48.1%
	Sales, marketing, general and
	administrative expense	22.2%	22.2%	24.3%	23.2%
	Research and development expense	7.3%	6.8%	7.4%	6.8%
	Income from operations	17.7%	20.0%	14.3%	18.1%

International
Revenue:	International revenue	29.5%	30.1%	29.0%	30.0%

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 5 of 7

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2002	2003	2002	2003

Revenue:	Companion Animal Group	$ 84,613	$ 98,794	$ 161,043	$ 186,982
	Food and Environmental Group	21,077	23,052	41,198	44,111

	Total	$ 105,690	$ 121,846	$ 202,241	$ 231,093

Gross Profit:	Companion Animal Group	$ 38,242	$ 46,242	$ 69,900	$ 85,649
	Food and Environmental Group	11,653	13,429	23,056	25,484

	Total	$ 49,895	$ 59,671	$ 92,956	$ 111,133

Income from
Operations:	Companion Animal Group	$ 14,069	$ 18,525	$ 22,005	$ 31,212
	Food and Environmental Group	5,912	6,552	11,935	12,110
	Other	(1,282)	(743)	(4,925)	(1,541)

	Total	$ 18,699	$ 24,334	$ 29,015	$ 41,781

Gross Profit
(as a
percentage of	Companion Animal Group	45.2%	46.8%	43.4%	45.8%
revenue):	Food and Environmental Group	55.3%	58.3%	56.0%	57.8%

Operating
Profit: (as a
percentage of
revenue):	Companion Animal Group	16.6%	18.8%	13.7%	16.7%
	Food and Environmental Group	28.0%	28.4%	29.0%	27.5%

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 6 of 7

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	June 30,
		2002	2003

Assets:	Current Assets:
	Cash and cash equivalents	$ 113,788	$ 151,434
	Short-term investments	33,403	38,691
	Accounts receivable, net	45,689	50,783
	Inventories	75,086	69,801
	Other current assets	21,154	21,435

	Total current assets	289,120	332,144

	Long-term investments	15,572	20,345

	Property and equipment - cost	115,309	120,393
	Less - Accumulated depreciation	65,854	69,521

	Property and equipment, net	49,455	50,872

	Goodwill, net	52,321	53,438

	Other intangible assets, net	3,836	3,826

	Other non-current assets, net	6,348	5,283

	Total assets	$ 416,652	$ 465,908

Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$ 9,427	$ 20,930
	Accrued expenses	51,710	57,405
	Notes payable	973	482
	Deferred revenue	7,662	9,356

	Total current liabilities	69,772	88,173

	Long-term Liabilities:
	Deferred tax liabilities	-	337
	Deferred revenue	5,907	5,304

	Total long-term liabilities	5,907	5,641

	Stockholders’ Equity:
	Common stock, $0.10 par value:
	authorized 60,000 shares, issued 42,331
	shares in 2002 and 43,535 in 2003	4,233	4,354
	Additional paid-in capital	334,348	362,076
	Retained earnings	183,260	212,012
	Treasury stock (8,650 shares in 2002 and
	9,441 shares in 2003), at cost	(178,357)	(206,759)
	Accumulated other comprehensive income (loss)	(2,511)	411

	Total stockholders’ equity	340,973	372,094

	Total liabilities and stockholders’ equity	$ 416,652	$ 465,908

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Statistics (Unaudited)

		December 31,	June 30,
		2002	2003

Key
Balance Sheet
Statistics:	Days sales outstanding	40	38
	Inventory turns	1.5	1.9

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IDEXX Laboratories Announces Second Quarter Results July 21, 2003 Page 7 of 7

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2002	2003

Operating:	Cash Flows from Operating Activities:
	Net income	$ 20,149	$ 28,752
	Non-cash charges	11,759	10,954
	Changes in current assets and liabilities, net of
	acquisitions and disposals	21,853	25,884

	Net cash provided by operating activities	$ 53,761	$ 65,590

Investing:	Cash Flows from Investing Activities:
	Increase in investments, net	(12,395)	(10,192)
	Purchase of property and equipment, net	(7,534)	(9,162)
	Acquisition of intangible assets	-	(50)
	Increase in other assets	(1,213)	(1,004)

	Net cash used by investing activities	$ (21,142)	$ (20,408)

Financing:	Cash Flows from Financing Activities:
	Repayments of note payable	(7,462)	(509)
	Purchase of treasury stock	(29,830)	(23,505)
	Proceeds from the exercise of stock options	5,645	15,118

	Net cash used by financing activities	$ (31,647)	$ (8,896)

	Net effect of exchange rate changes	932	1,360

	Net increase in cash and cash equivalents	1,904	37,646

	Cash and cash equivalents, beginning of period	66,666	113,788

	Cash and cash equivalents, end of period	$ 68,570	$ 151,434

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2002	2003

Free Cash
Flow:	Net cash provided by operating activities	$ 53,761	$ 65,590
	Purchase of property and equipment	(7,534)	(9,162)
	Increase in other assets	(1,213)	(1,004)

	Free cash flow	$ 45,014	$ 55,424

	Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

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